UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 10, 2009

GERBER SCIENTIFIC, INC. (Exact name of Registrant as specified in its charter)

CONNECTICUT	1-5865	06-0640743
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

83 Gerber Road West, South Windsor, Connecticut		06074
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, including area code:		(860) 644-1551

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)         On March 10, 2009, the Board of Directors of Gerber Scientific, Inc. (the “Company”), upon the recommendation of the Management Development and Compensation Committee of the Board of the Directors, approved amendments to the Gerber Scientific, Inc. and Participating Subsidiaries Pension Plan (the “Pension Plan”) and the Gerber Scientific, Inc. Participating Subsidiaries Supplemental Pension Benefit Plan (the “SERP”).  Effective April 30, 2009, the amendments to the Pension Plan and the SERP freeze future benefit accruals under the plans and provide that participants in the plans will not receive credit either for eligible earnings paid after that date or for any months of service worked after that date.  All accrued benefits under the Pension Plan and the SERP will remain intact, and service credits for vesting and retirement eligibility will continue in accordance with the terms of each plan.

The Pension Plan is a tax-qualified noncontributory pension plan maintained by the Company for all U.S. employees who were hired before May 1, 2004.  The Company maintains the SERP to provide additional retirement benefits to its more highly paid executives in excess of the compensation limitations and maximum benefit accruals for tax-qualified plans imposed by the Internal Revenue Code.  Participation in the SERP is limited to employees hired before May 1, 2004.  Some of the Company’s executive officers, including Marc T. Giles (President and Chief Executive Officer), James S. Arthurs (Senior Vice President, Gerber Scientific, Inc. and President, Asia Pacific) and John Hancock (Senior Vice President, Gerber Scientific, Inc. and President, Gerber Technology), participate in the Pension Plan and the SERP.

Item 8.01                      Other Events

The information set forth under Item 5.02(e) of this report is hereby incorporated by reference in this Item 8.01.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GERBER SCIENTIFIC, INC.

Date: March 12, 2009	By:	/s/ William V. Grickis, Jr.
William V. Grickis, Jr. Senior Vice President, General Counsel and Secretary (On behalf of the Registrant and as Duly Authorized Officer)